UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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CARROLLTON BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARROLLTON BANCORP
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2012

To the Stockholders of Carrollton Bancorp:

The Annual Meeting (the “Annual Meeting”) of Stockholders of Carrollton Bancorp, a Maryland corporation (the “Company”), will be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on May 8, 2012, at 10:00 a.m., prevailing local time, for the purpose of considering and acting upon:

1.	The election of three directors for three-year terms ending in 2015 and in each case until their respective successors are duly elected and qualified.

2.	The ratification of the appointment of Rowles & Company, LLP as the independent registered public accounting firm to serve for the fiscal year ending December 31, 2012.

3.	The approval of the following advisory (non-binding) proposal:

RESOLVED: that the stockholders of Carrollton Bancorp approve the compensation paid to Company’s executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission in the Proxy Statement for the 2012 Annual Meeting of Stockholders including the compensation tables and the related narratives therein.

4.	Any other matters that may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 8, 2012, has been fixed by the Board of Directors of the Company as the record date for determining Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the enclosed Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2011.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY.  THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. OR CANADA.  STOCKHOLDERS ATTENDING THE MEETING MAY REVOKE THEIR PROXIES AND PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED.  IT IS IMPORTANT THAT YOUR SHARES BE VOTED.

By Order of the Board of Directors

Allyson Cwiek Secretary

Columbia, Maryland
March 30, 2012

Carrollton Bancorp
Proxy Statement

Table of Contents
SOLICITATION, VOTING, AND REVOCATION OF PROXIES	1
PROPOSAL 1: ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE	7
DIRECTOR COMPENSATION	10
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	11
EXECUTIVE COMPENSATION	13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
AUDIT COMMITTEE REPORT	19
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	19
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING	21
OTHER MATTERS	22

CARROLLTON BANCORP
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland  21046

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2012

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This Proxy Statement (the “Proxy Statement”) and the enclosed proxy has been furnished on or about March 30, 2012, to the stockholders of Carrollton Bancorp (or the “Company”) as of the close of business on March 8, 2012, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or “Board of Directors”) to be voted at the Annual Meeting of stockholders to be held on May 8, 2012, at 10:00 a.m., prevailing local time (the “Annual Meeting”), and any adjournments thereof.  The Annual Meeting will be held at our principal executive offices which are located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

The Board of Directors has selected Steven K. Breeden, Harold I. Hackerman and Howard S. Klein to act as proxies with full power of substitution.  A proxy may be revoked at any time prior to its exercise by (i) giving written notice of revocation to the Company, (ii) executing and delivering a proxy to the Company bearing a later date, or (iii) attending the Annual Meeting and voting in person.  The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder’s proxy.

Please complete, date, and sign the accompanying proxy card and return it to us promptly in the enclosed envelope. If a proxy card is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon.

We do not know of any matter to be presented at the Annual Meeting except as described herein. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the proxies granted to them according to their best judgment.

The Company will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, we also may solicit proxies personally or by telephone through our directors, officers, and regular employees. The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

A separate notice of our intention to use the householding rules promulgated by the SEC is included with this mailing and is described below on page 23. Please note that if you own shares of the Company’s common stock through a nominee (such as bank or broker), information regarding householding should be forwarded to you by the nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2012

The Company’s proxy statement for the 2012 Annual Meeting of Stockholders and the Company’s Annual Report for
the year ended December 31, 2011, are available at:
http://www.carrolltonbank.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

Quorum Requirement
Consistent with state law and the Company’s Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.  Generally, abstentions and broker non-votes will not be counted as votes cast for proposals submitted to the Company’s stockholders and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Voting Procedures
A stockholder is entitled to one vote for each share owned.

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If a quorum is present, the affirmative vote of the holders of a plurality of the votes properly cast for the election of directors at the Annual Meeting is required to elect the three nominees for election to three-year terms expiring in 2015.  In other words, the nominees to receive the greatest number of votes cast, up to the number of nominees up for election, will be elected.  Withheld votes and broker non-votes if any, will have no effect on the outcome of the vote for the election of directors.

Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on any such proposal.

If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. In general, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.”

Proposal 1 for the election of four directors and Proposal 3 to approve the compensation of the Company’s executives are not routine items.  IF YOU HOLD YOUR SHARES IN STREET NAME, YOU MUST PROVIDE VOTING INSTRUCTIONS TO YOUR NOMINEE RECORD HOLDER IN ORDER FOR YOUR SHARES TO BE VOTED ON THESE PROPOSALS.  Proposal 2 to ratify the appointment of Rowles & Company, LLP is considered a routine item for which street name shares may be voted without specific instructions.  If your street name holder of record signs and returns a proxy card on your behalf, but does not indicate how the common stock should be voted, the common stock represented on the proxy card will be voted FOR ratification of the appointment of Rowles & Company, LLP as independent public accountants for 2012 but will not be voted on any other proposal.

Stockholder votes are tabulated by the Company’s transfer agent, American Stock and Transfer Company. Proxies received by the Company, if the proxy card granting such proxy is properly executed and delivered, and not revoked, will be voted in accordance with the voting specifications made on such proxy. Properly executed, unrevoked proxies received by the Company on which no voting specification has been made by the stockholder will be voted “for” the nominees named below and “for” all the other items discussed in the Proxy Statement, in the manner stated on the proxy card, except that shares held by brokers or other nominees for which instructions were not received by the beneficial owners will only be voted with respect to ratification of the auditors. Stockholders who execute and deliver proxy cards retain the right to revoke them in the manner described above.

Proxies will be voted in the discretion of the holder on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Voting Securities; Record Date
The close of business on March 8, 2012 has been fixed by the Board of Directors as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

There were 2,576,388 of the Company’s common stock, $1.00 par value per share, outstanding as of March 8, 2012, each entitled to one vote.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors has currently set the total number of directors at 12, in accordance with the Company’s Articles of Incorporation and Bylaws.  Francis X. Ryan, a current director whose term expires at the Annual Meeting, has decided not to run for re-election.  Therefore, the Board of Directors has set the total number of directors at 11 effective as of the adjournment of the Annual Meeting.

 The Company’s Board of Directors is divided into three classes, as nearly equal in number as possible.  Each year the directors in one class are elected to serve for a term of three years, and until their respective successors are duly elected and qualified.  The stockholders will vote at the Annual Meeting for the election of three directors for a three-year term expiring at the annual meeting of stockholders to be held in 2015.

The Board of Directors is recommending the election of Albert R. Counselman, David P. Hessler and Bonnie L. Phipps as directors of the Company at the Annual Meeting for a three-year term ending at the annual meeting of stockholders to be held in 2015.

A plurality of the shares voted at the Annual Meeting, assuming a quorum is present, is necessary to elect a nominee as a director.

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All of the nominees are now directors of Carrollton Bancorp and each nominee has consented to serve as a director, if elected.  The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees named below as directors of the Company.

In the event that any of the nominees should be unable to serve on the Board of Directors, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their sole discretion, shall determine.  The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.  Alternatively, the Board of Directors may elect to further reduce the size of the Board of Directors.

The following disclosure provides, as of March 25, 2012, the names and ages of all nominees, the principal occupation and business experience of each nominee during at least five years and the year in which each nominee was first elected to the Board of Directors.  The material also contains information regarding those directors whose terms continue beyond the date of the Annual Meeting.

Nominees for Director For Three-Year Terms that Expire in 2015
Albert R. Counselman is 63 and has been a director of the Company since 2001 and the Bank since 1985.
 Mr. Counselman has been Chairman of the Company since 2002.  He has been an Executive Officer, Chairman and CEO of RCM&D, one of the 50 largest independent commercial insurance agency/brokerage firms in the U.S., for more than 40 years.  Mr. Counselman holds a BA from University of Notre Dame and the CPCU (Chartered Property Casualty Underwriter) designation from the American Institute for CPCU.  He served as Chairman of St. Agnes HealthCare for five years and as a board member for 25 years. Mr. Counselman is the past Chairman and a current board member of the Council of Insurance Agents and Brokers.  He is also Vice President and founding director of PAR, Ltd., a public reinsurance company domiciled in Bermuda.  Mr. Counselman is the former Chairman of Ascension Health’s Investment Committee and a former member of its Finance Committee (retired from both 12/11) and the former Chairman of the Maryland Hospital Association (retired 6/11).

The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Counselman’s qualifications for serving on their Board of Directors include (i) his extensive knowledge of the Bank’s history, business and operations, as well as the risks facing the industry, as a result of his long tenure as a director, (ii) his extensive experience as a business owner, senior executive and director of several significant insurance and risk management organizations, which provides the Board with management, strategic and operational knowledge, (iii) his considerable experience as a director of numerous organizations, including hospitals, which provides the Board with insight into board governance and fiduciary duty matters, and (iv) his knowledge of the business community as an active and involved resident of Baltimore City and County for more than 40 years, which assists the Bank in its marketing efforts.

David P. Hessler * is 55, is a member of the Nominating Committee and the Compensation Committee and has been a director of the Company since 2001 and the Bank since 1999.
 Mr. Hessler has been President and CEO of Eastern Sales and Engineering, an electrical contracting and service maintenance firm, since 1987 and was Vice President from 1986 to 1987.  Mr. Hessler has been Vice President of Advanced Petroleum Equipment, a distributorship, since its inception in 1998.  He was formerly an Engineer for Environmental Elements Corporation, a Baltimore based pollution equipment manufacturer from 1979-1986.  He started in manufacturing, and then was selected into the “Skunk Works” value engineering team, where he received valuable analysis training at Perdue University.  He has a BSME from the University of Virginia and a Masters of Finance from Loyola University in Maryland.  Mr. Hessler volunteers as a Mechanical Engineering Mentor for the First Robotics Team #3534 Boys Latin School, Maryland.
   The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Hessler’s qualifications for serving on their Board of Directors include his expertise in engineering and construction, his varied education in science, finance and management and his experience owning and operating a small business in our market area, which brings significant management, strategic and operational knowledge to the Board.

Bonnie L. Phipps * is 63, is a member of the Audit Committee and has been a director of the Company and the Bank since 2009.
 Ms. Phipps has been President and CEO of St. Agnes Healthcare since December 2005.  Prior to that, Ms. Phipps was President and CEO of St. Joseph’s Health System in Atlanta, Georgia.  She has held various positions in the healthcare field since 1974.  She is a CPA and a Fellow in the Healthcare Financial Management Association.  Ms. Phipps is currently a member of the Board of Directors of the YMCA of Central Maryland, Charlestown Community,

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Inc., and the Center Club and served on the Board of Directors of HomeBanc, Inc. from 2005 to 2008. She was named one of the Top 100 Women in Maryland in 2008 and 2010.  She is also a member of the Baltimore County Revenue Authority.

   The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Ms. Phipps’ qualifications for serving on their Board of Directors include her significant financial and management experience as a Chief Financial Officer and Chief Executive Officer.

Directors Continuing in Office

Directors With Terms That Expire in 2014
Steven K. Breeden * is 53, is a member of the Nominating Committee and has been a director of the Company since 2001 and the Bank since 1994.
   Mr. Breeden is currently a managing member of Security Development LLC and related real estate and development companies, a position he has held since 1980.  Mr. Breeden is a director of the Home Builders Association of Maryland and the Maryland Community Builders Foundation boards.  He has previously served on various charitable boards including The Columbia Foundation and Leadership Howard County Boards of Trustees.  Mr. Breeden has an undergraduate degree from Carnegie Mellon University and a Masters in Finance from Loyola University Maryland.
   The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Breeden’s qualifications for serving on their Board of Directors include his knowledge of the Bank’s business and operations as a result of his years of service as a director of the Company and the Bank and his involvement for more than 30 years in most aspects of real estate development, with a concentration in complex financing, of thousands of residential lots, and dozens of strip centers and apartments throughout the Baltimore area, with a concentration in Howard County. This experience has allowed him to develop an extensive understanding of the real estate industry and market conditions in one of the areas in which we originate mortgage loans. With continuing ownership interests in many real estate product types, Mr. Breeden brings his financial and real estate expertise to the board as he is in touch with the financial and housing markets daily.

Harold I. Hackerman * is 60, is a member of the Compensation Committee and the Audit Committee and has been a director of the Company and the Bank since 2002.
  Mr. Hackerman has been President of Ellin & Tucker, a certified public accounting firm, since 2008, Vice President from 1984 to 2008, and has provided audit, accounting and consulting services since 1973.   He is also a director and officer of a charitable institution.  He is a director of the Lexington National Insurance Company.   Mr. Hackerman is our designated audit committee financial expert.
  Mr. Hackerman’s extensive public accounting experience has given him a thorough understanding of financial regulations applicable to Carrollton Bank and Carrollton Bancorp, and he brings valuable insight as to accounting-related matters such as internal controls, which makes him an appropriate choice to serve on the Board of Directors of both the Bank and Carrollton Bancorp.

William L. Hermann * is 70, is a member of the Audit Committee and Compensation Committee and has been a director of the Company and the Bank since 2006.
Mr. Hermann is a retired certified public accountant; and, since 1981, the founder and Chief Executive Officer of William L. Hermann, Inc., a financial management and consulting company.  He is a member of the Finance Committee of the General German Aged People’s Home of Baltimore and Augsburg Lutheran Home of Maryland as well as a director and Audit Committee Chairman of Security Title Guarantee Corporation of Baltimore.  From 1989 to 2005, Mr. Hermann served as director and Chairman of the Audit Committee and Asset Liability Management Committee with Columbia Bancorp and as CEO of Glenmore Permanent Building and Loan Association, Inc. from 1971 to 1989.

   The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Hermann’s qualifications for serving on their Board of Directors include his 40 plus years of banking experience, which has given him extensive knowledge of our business as well as the risks, challenges and opportunities facing the Bank and our industry, and his long-standing presence in the local business community that helps us in our marketing efforts.

Howard S. Klein * is 53, is a member of the Audit Committee and has been a director of the Company since 2001 and the Bank since 1999.
  Mr. Klein has been Vice President and General Counsel for Klein’s ShopRite Markets of Maryland, a family-operated chain of seven full-service supermarkets since 1987. Mr. Klein principally focuses on company personnel matters, risk management practices, treasury, financing and cash management systems, land use and

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development, governmental matters and public relations. The supermarket company is a member of the Wakefern Food Cooperation, a retail food cooperative with combined sales exceeding $12.8 billion in 2010. Mr. Klein’s responsibilities at Wakefern include the Retail Insurance Committee, InsureRite Board of Directors, the Government Relations Committee and the WakePac Board of Directors and the Retail HR Committee.  Mr. Klein also serves as the managing member of several related companies which develop, own and operate the family’s real property assets. Prior to joining his family-owned businesses, Mr. Klein was a practicing attorney-at-law, specializing in real property, land development and general corporate matters. Mr. Klein is currently a member of the Board of Trustees at the McDonogh School (Owings Mills, Maryland).

The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Klein’s qualifications for serving on their Board of Directors include his perspectives on servicing and financing closely-held businesses, his experience with land use and development, employment practices and the retail sector, risk management and insurance, customer and associate satisfaction and his general familiarity with both for-profit and not-for-profit board functions and fiduciary duties and responsibilities as a result of his position with ShopRite Markets and the other experiences discussed above.

Directors With Terms That Expire in 2013
Robert J. Aumiller is 63 and has been a director of the Company and the Bank since 2001.
   Mr. Aumiller is an Attorney and is President and General Counsel of Mackenzie Commercial Real Estate Services LLC, a commercial real estate brokerage and development company, and has been with the company since 1983.  For more than 25 years, Mr. Aumiller has been involved in brokerage and real estate development of various commercial real estate projects.  He was admitted to the Maryland State bar in 1973.  Mr. Aumiller currently serves on the board of Keswick Multicare Center, Inc. and Goodwill Industries of the Chesapeake, Inc.

  The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Aumiller’s qualifications for serving on their Board of Directors include his experience as both a commercial and residential developer, which gives him valuable insight into the sector in which we originate a large portion of our loans, as well as his entrepreneurial, financial and operational expertise.  Mr. Aumiller serves as Chairman of the Loan Committee.

Charles E. Moore, Jr. * is 62, is a member of the Audit Committee and the Nominating Committee and has been a director of the Company and the Bank since 2001.
Mr. Moore is currently the co-founder, Vice President and CFO of Caspian International, a drywall production company based in San Pedro Sula, Honduras, a position he has held since 2007.  Previously, he was the co-founder, President and CFO of TelAtlantic Communications, Inc., a consolidation of rural telephone companies across the United States from 1999 through 2007.  Prior to this time, Mr. Moore was a senior financial executive with Verizon Communications. He currently serves on the Board of Trustees of McDaniel College in Westminster, Maryland and on the Board of Directors of the Anne Arundel Medical Center Foundation in Annapolis, Maryland.  He also serves as President of the Council on Finance and Administration (CFA) of the Baltimore-Washington Annual Conference of the United Methodist Church in Columbia, Maryland, on the Board of Directors of United Methodist Insurance, Inc. and as a director of the General Council on Finance and Administration (GCFA) of the United Methodist Church in Nashville, Tennessee.   In addition, he is a former director and President of the Independent College Fund of Maryland, former director of the General German Aged People’s Home of Baltimore (aka Edenwald) and Director-Emeritus of the Council for Economic Education of Maryland.

   Each of the Boards of Directors of Carrollton Bancorp and Carrollton Bank believe that Mr. Moore’s qualifications for serving on their Board of Directors include his more than 28 years of experience as a chief financial manager in multiple business units of a major publicly traded company, which has provided him with extensive management and operational knowledge that is valuable to the Boards.  In addition, Mr. Moore has gained significant experience in launching several start-up companies both here in the United States and in Central America.  This experience involved the raising of millions of dollars of capital (debt and equity) to fund these new ventures.

John Paul Rogers is 76 and has been a director of the Company since 2001 and the Bank since 1970.
    Mr. Rogers has been Chairman of the Board of the Bank since February 1994.   He is a former partner of the firm of Rogers, Moore and Rogers, LLP, counsel to the Bank, from which he retired in 1992.  Mr. Rogers served as Senior Title Officer of The Security Title Guarantee Corporation of Baltimore from May 1991 until 1992 and also served as Executive Vice President from March 1979 to March 1989 and as President from March 1989 to May 1991.  He has testified before the Maryland Legislature on issues involving title insurance and as an expert on real property matters in both Federal and State courts. Mr. Rogers serves as Vice President of Moreland Memorial Park Cemetery and was Vice President of Maryland Mortgage Company from 1970 to 1992. He served as a director of the Augusta Savings and Loan.

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    The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Rogers’ qualifications to serve on the Board at this time include his extensive knowledge of the Bank’s history, business and operations, as well as the risks facing the industry, as a result of his long tenure with the Company and the Bank as a director and as Chairman of the Board.  Further, Mr. Rogers has demonstrated qualities of leadership, experience and dedication which qualify him to serve on the Boards.

W. Charles Rogers, III is 56 and has been a director of the Company and the Bank since 2008.
   Mr. Rogers is a partner in the law firm of Rogers, Moore and Rogers, LLP and counsel to the Bank and has been since 1992.  The firm is located in Baltimore, Maryland and specializes in representing lenders in commercial transactions, in handling both residential and commercial real estate transactions, and loan workouts and collections.  He has been a director of The Security Title Guarantee Corporation of Baltimore since 1983, and was President from 1993 until 2003.  Mr. Rogers has been a director of Maryland Mortgage Company since 1983.  Also, he has been Corporate Secretary and a director of Moreland Memorial Park Cemetery, Inc. since 1986.  Moreland is located in Baltimore County and has six employees and over $600,000 in annual sales.  Mr. Rogers is a director of the National Aquarium in Baltimore.

   The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Rogers’ qualifications for serving on their Board of Directors include his legal and small business management expertise and his many years of representation of the Bank.

*      Denotes a Director that the Board of Directors has determined is “independent” as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.

Family Relationships
Mr. John Paul Rogers is the uncle of Mr. W. Charles Rogers, III.  Mr. Howard S. Klein is married to the niece of Mr. John Paul Rogers and first cousin of W. Charles Rogers, III.  Otherwise, there are no family relationships between our directors and our executive officers.

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CORPORATE GOVERNANCE

Board Leadership, Oversight of Risk Management
   The Company currently has an independent chairman separate from the CEO. The board believes it is important to maintain independence in its board leadership structure and firmly supports having an independent director in a board leadership position at all times. The Company’s chairman provides independent leadership of the board. The board believes that having an independent chairman enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The chairman also serves as a liaison between the board and senior management. The Company’s board has determined that the current structure, an independent chair, separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a board leadership position.  We do not believe that this structure has any impact on the Board’s oversight of risk management.
   The Board of Directors, together with the Audit, Executive, Nominating, Strategic Planning, Asset Liability, Loan and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors for both the Company or the Bank on risk-related matters within their areas of oversight, which provides the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.
   In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.
   At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The chief credit officer and chief financial officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Altieri, our chief executive officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board, its committees, and individual Board members have regular access to senior executives, including the chief credit officer and chief financial officer.
We do not believe that the Board’s role in risk management has any impact on its leadership structure as discussed above.
Director Independence
On March 22, 2012, the Board of Directors determined that, with the exception of Mr. Aumiller, Mr. John Paul Rogers, Mr. W. Charles Rogers, III and Mr. Counselman, all members of the Board are “independent” directors, as that term is defined in the listing standards of the NASDAQ Stock Market LLC (the “Listing Standards”).  The following directors are not considered independent because each of them, or an entity for which he serves as an officer, director or partner, engages in business transactions with the Company and/or the Bank.  Mr. Aumiller is the President and General Counsel for a commercial real estate services company, through which the Company and the Bank contracted for brokerage, appraisal and management services.  Mr. W. Charles Rogers, III is a partner in a law firm that provides legal services to the Bank.  Mr. John Paul Rogers is the uncle of W. Charles Rogers, III.   Mr. Counselman is President of an insurance brokerage firm through which the Company and the Bank place various insurance policies.  The Board believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and thus uses these requirements in assessing the independence of each of its members.  In making its determination with respect to the independence of each Director, the Board did not consider any transactions by our Directors that are approved under our guidelines with respect to credit relationships as more fully described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions,” unless such transaction resulted in a per se independence disqualification under the NASDAQ independence rules.  There were no transactions considered by the Board of Directors in determining that our directors were independent that are not discussed in such section.
Committees of the Board of Directors
The Board of Directors of Carrollton Bancorp has a standing Audit Committee, a Nominating Committee, a Compensation Committee and a Strategic Finance Committee. Carrollton Bank also has a number of standing committees, including the Asset/Liability Committee, Loan Committee and Strategic Planning Committee.  There is an Investment Committee for both the Company and the Bank and this committee typically holds joint meetings.  The Audit Committee, the Compensation Committee, and the Nominating Committee are discussed below.  The charters

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for the Audit Committee, Compensation Committee and Nominating Committee are posted on the Company’s website at www.carrolltonbank.com under the “About Us” section.
The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is composed of Mr. Moore, Chairman, Messrs. Hackerman, Hermann and Klein and Ms. Phipps.  The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors.  The Audit Committee reviews the Company’s Forms 10-K and 10-Q prior to filing.  All members of the Audit Committee are “independent” as defined in the Exchange Act, the Federal Deposit Insurance Act and related regulations (the “FDIA”), and the Listing Standards.  Members of the committee also meet all other applicable requirements of the Exchange Act, FDIA, and Listing Standards for financial, accounting or related expertise.  The Board of Directors has determined that Mr. Harold I. Hackerman qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC.  During 2011, the Audit Committee held ten meetings.  The Audit Committee also approves all insider loans.  The Audit Committee may also examine and consider other matters relating to the financial affairs of the Company as it determines appropriate.
The Compensation Committee is composed of Ms. Phipps, Chairperson, and Messrs. Hackerman, Hermann and Hessler.  All members of the committee are independent directors within the meaning of the Listing Standards, are “non-employee directors” as defined in the Exchange Act and are “outside directors” as defined in Section 162(m) of the Internal Revenue Code.  The purpose of the Compensation Committee is to review and approve major compensation and benefit policies of the Company and the Bank.  The Compensation Committee reviews the current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and other perquisites.  Based on recommendations from the President and CEO, the Compensation Committee approves compensation provided to members of executive management, excluding the President and CEO, and presents the recommendations for compensation to the Board of Directors for approval.  The Compensation Committee also evaluates and recommends to the Board of Directors fees for non-employee board members and conducts an annual review of the CEO’s performance.  The CEO’s performance review is generally based on objective criteria including Company performance, accomplishment of strategic objectives, development of management, and other measures of performance.  Any changes in CEO compensation would be recommended by the Compensation Committee to the full Board.
The Compensation Committee also administers the Carrollton Bancorp 2007 Equity Plan (the “2007 Equity Plan”) and the Carrollton Bancorp 1998 Long Term Incentive Plan, as amended (the “1998 Plan”).  No new grants will be made under the 1998 Plan.
During 2011, the Compensation Committee held two meetings.
The compensation committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors if it so chooses. The committee may retain, terminate and approve professional fees (subject to board ratification) related to compensation consultants or other advisors as appropriate.
The Nominating Committee is composed of Mr. Hessler, Chairman, and Messrs. Breeden and Moore.  Members of the committee are independent directors within the meaning of the Listing Standards.  The purposes of the Nominating Committee are (a) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next annual meeting of Stockholders, (b) to recommend to the Board the corporate governance principles applicable to us, (c) to lead the Board in its annual review of its performance, and (d) to recommend to the Board members the chairpersons of each committee.  The Nominating Committee met once in  2011.

Code Of Ethics
The Company has a Code of Ethics that applies to all of its employees and directors with a specific code applicable to the Chief Executive Officer and the Chief Financial Officer.  The codes of ethics are posted on the Company’s website at www.carrolltonbank.com.  The Company intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the Chief Executive Officer, the Chief Financial Officer, the Controller and persons performing similar functions.

Attendance at Board Meetings and Annual Meetings
The Board of Directors of the Company met 13 times and the Board of Directors of the Bank met 12 times during the year ended December 31, 2011.  The Board of Directors of the Bank meets regularly 12 times each year.  No

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director attended fewer than 75% of the total number of meetings of the Company’s Board of Directors and Board committees on which he or she served.  The Company expects, but does not require, directors to attend the annual meeting of stockholders.  All of our 12 directors attended last year’s annual meeting of stockholders.

Stockholder Communications with the Board
Stockholders may send communications to the Board by mailing the same addressed to: Board of Directors, Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.  Mail sent to directors at this address is forwarded to the applicable director(s) by the Corporate Secretary.

Director Nomination Process
The Nominating Committee operates pursuant to a charter adopted by the Board, a copy of which can be found on the Company’s website at www.carrolltonbank.com. In recommending director nominees, the Nominating Committee will consider candidates recommended by the Company’s stockholders.  Notice of nominees to the Board recommended by stockholders must be timely delivered in writing to the Secretary of the Company prior to the meeting.  To be timely, the notice must be delivered within the time period required for nomination of directors by stockholders set forth in Article I, Section VII of the Company’s Bylaws which generally is not less than 60 days nor more than 90 days prior to the date of the annual meeting.  The notice must include:

•	information regarding the stockholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the stockholder; and

•
the name, age, principal occupation or employment and residence and business address of the person(s) being nominated and such other information regarding each nominee that would be required in a proxy statement filed pursuant to the proxy rules adopted by the SEC if the person had been nominated for election by or at the direction of the Board of Directors.

The Nominating Committee will evaluate nominees recommended by stockholders using the same criteria that it uses to evaluate other nominees.  Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be recommended for nomination based on his or her skills, talents and expertise in relation to the skills, talents and expertise of the existing Board members and the needs of the Board. It is the goal of the Nominating Committee in recommending director nominees to foster relationships among directors that are complimentary and that will make the Board most effective.

A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she (i) is of good character, (ii) is a citizen of the United States, (iii) owns shares of the Company’s common stock, the aggregate value of which is not less than $500, as determined in accordance with the Financial Institutions Article of the Annotated Code of Maryland, and (iv) satisfies all other requirements imposed under applicable law.  The Committee will review nominees to ensure that the nominee possesses appropriate skills and characteristics that are complementary to the then current make-up of the Board and the needs of the Company. This assessment includes the following factors: diversity that the potential nominee will bring to the board (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Nominating or the full Board finds to be relevant. It is the practice of the Nominating/Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors. Additionally, the Nominating Committee believes that it is important for candidates recommended for nomination to have the ability to attract business to the Company, live or work within the communities in which the Company operates, and possess the skills and expertise necessary to provide leadership to the Company, and considers these factors when evaluating potential board candidates.

To identify potential nominees for the Board, the Nominating Committee first evaluates the current members of the Board willing to continue in service.  Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs.  If necessary, the Nominating Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, and individuals personally known to members of the Board. The Nominating Committee may also retain a third party to assist it in identifying potential nominees; however, the committee has not done so in the past.

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board.  The Nominating Committee periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.

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Director Compensation

The following table sets forth the compensation paid to the Company’s directors during the year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Total
Robert J. Aumiller	$20,100	$ 1,353	$21,453
Steven K. Breeden	20,150	1,353	21,503
Albert R. Counselman	18,525	1,353	19,898
Harold I. Hackerman	21,950	1,353	23,303
William L. Hermann	22,450	1,353	23,803
David P. Hessler	14,950	1,353	16,303
Howard S. Klein	22,450	1,353	23,803
Charles E. Moore, Jr.	19,350	1,353	20,703
Bonnie L. Phipps	16,297	—	17,650
John P. Rogers	26,512	1,353	27,865
W. Charles Rogers, III	16,550	1,353	17,903
Francis X. Ryan	19,100	1,353	20,453

(1) Options held by each director as of December 31, 2011 are disclosed in the table in the section below entitled “Security Ownership of Management and Certain Security Holders.”  Currently, Directors who are not employees of the Company or Bank receive a monthly retainer fee of $725 and an additional $300 for attending each Board meeting.  The Chairman of the Company receives a monthly retainer of $825 and $300 for attending each board meeting.  The Chairman of the Bank receives a monthly retainer of $1,087.50 and $400 for attending each Board meeting.  Prior to the Boards of Directors voting to reduce these retainer fees 25% effective February 2011, the retainer fees were set at $1,000, $1,100 and $1,425, respectively.  All Directors receive between $200 and $600 for each committee meeting attended.  Directors receive compensation solely in their capacity as directors of the Bank and do not receive any additional fees for their service as directors of the Company. In addition, each non-employee director serving on the Board of Directors on the date of the Annual Meeting receives, pursuant to the 2007 Equity Plan, a grant of 300 shares of unrestricted stock.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth, as of March 8, 2012, certain information concerning shares of our common stock of beneficially owned by: (i) the named executive officers of the Company and the Bank as listed in the summary compensation table below; (ii) all current directors and nominees for directors of the Company and the Bank; (iii) all directors and executive officers of the Company as a group; and (iv) each other person that we believe own in excess of 5% of the outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Robert A. Altieri	19,836	(2)	.*
Gary M. Jewell	25,333	(3)	*
Mark A. Semanie	600		*

Robert J. Aumiller	13,681	(4)	*
Steven K. Breeden	40,742	(5)	1.56%
Albert R. Counselman	70,735	(6)	2.74%
Harold I. Hackerman	11,847	(7)	*
William L. Hermann	5,115	(8)	*
David P. Hessler	10,200	(9)	*
Howard S. Klein	15,646	(10)	*
Charles E. Moore, Jr.	41,219	(11)	1.60%
Bonnie L. Phipps	1,990		*
John Paul Rogers	141,463	(12)	5.48%
W. Charles Rogers, III	100,372	(13)	3.90%
Francis X. Ryan	19,365	(14)	*
All Directors and Executive Officers of the Company as a Group (15 persons)	501,174		18.25%

William C. Rogers, Jr.	212,294	(15)	8.21%

*	Less than 1%

(1)
Unless otherwise indicated, the named person has sole voting and investment power with respect to all shares.  With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of February 25, 2011 upon the exercise of stock options, warrants or other purchase rights.

(2)
Includes 1,232 shares owned jointly by Mr. Altieri and his wife, 204 shares Mr. Altieri holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act, and 18,400 shares subject to fully vested and exercisable options to purchase shares.

(3)	Includes 4,050 shares owned jointly by Mr. Jewell and his wife and 16,650 shares subject to fully vested and exercisable options to purchase shares.

(4)	Includes 11,476 shares owned jointly by Mr. Aumiller and his wife and 2,100 shares subject to fully vested and exercisable options to purchase shares.

(5)	Includes 29,661 shares owned jointly by Mr. Breeden and his wife and 3,780 shares subject to fully vested and exercisable options to purchase shares.

(6)	Includes 1,260 shares subject to fully vested and exercisable options to purchase shares and includes 27,028 shares owned by Mr. Counselman’s wife.

(7)	Includes 7,604 shares owned jointly by Mr. Hackerman and his wife, and 3,780 shares subject to fully vested and exercisable options to purchase shares.

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(8)	Includes 630 shares subject to fully vested and exercisable options to purchase shares.

(9)	Includes 210 shares owned jointly by Mr. Hessler and his wife, 3,150 shares subject to fully vested and exercisable options to purchase shares and excludes 2,000 shares owned solely by his wife.

(10)	Includes 2,079 shares Mr. Klein holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act and 1,260 shares subject to fully vested and exercisable options to purchase shares.

(11)
Includes 630 shares subject to fully vested and exercisable options to purchase shares.  Also includes 18,000 shares owned by Mr. Moore’s wife and 6,689 shares of which Mrs. Moore has voting control as a personal representative of an estate.

(12)
Includes 3,150 shares subject to fully vested and exercisable options to purchase shares.  Also includes 300 shares owned by The Security Title Guarantee Corporation of Baltimore and 9,981 shares owned by Maryland Mortgage Company of which Mr. Rogers is a principal stockholder.  Mr. Rogers’ address is c/o Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland, 21046.

(13)
Includes 300 shares owned by The Security Title Guarantee Corporation of Baltimore of which William C. Rogers, III is a stockholder and Director.  Also includes 1,181 shares Mr. Rogers holds as custodian for his children.  Includes 13,015 shares owned by the Moreland Memorial Park Bronze Perpetual Care Trust Fund, 47,470 owned by the Moreland Memorial Park Perpetual Care Fund, 9,981 shares owned by Maryland Mortgage Company of which William C. Rogers, III is Vice President and Director and 5,995 shares owned by HEWI Partnership of which Mr. Rogers is an owner/partner.  Also includes 9,529 shares of which Mr. Rogers has voting control as a trustee of three trusts.

(14)
Includes 4,140 shares owned by Semper Finance, Inc. of Maryland and 4,703 shares owned by Semper Finance, Inc. of Pennsylvania of which Mr. Ryan is President and principal owner.  Also includes 630 shares subject to fully vested and exercisable options to purchase shares.

(15)
Based upon information contained in a Schedule 13G/A filed with the SEC on January 26, 2012, Mr. Rogers has shared investment and voting power over 206,929 shares.  He has sole investment and voting power over 5,365 shares which includes 2,100 shares subject to fully vested and exercisable options to purchase shares.

EXECUTIVE OFFICERS; SIGNIFICANT EMPLOYEES
Certain information regarding executive officers and significant employees of the Company and Bank other than those previously mentioned is set forth below:

Robert A. Altieri – Mr. Altieri, age 50, has been President and Chief Executive Officer of both the Bank and Company since his appointment in February 2001.  Mr. Altieri was previously the Senior Vice President/Lending of the Bank since June 1994, and Vice President – Commercial Lending since September 1991.

Michael J. Camiel – Mr. Camiel, age 58, has been Senior Vice President - Chief Credit Officer since March 2007.  He was previously Vice President – Chief Credit Officer from March 2003 to March 2007.  Prior to joining the Bank, Mr. Camiel was a Relationship Manager with Maryland Department of Business and Economic Development from June 1999 to March 2003.

Gary M. Jewell – Mr. Jewell, age 65, has been Senior Vice President – Electronic Banking since July 1998.  He was previously Senior Vice President and Retail Delivery Group Manager from March 1996 to July 1998.  Prior to joining the Bank, Mr. Jewell was Director of Product Management and Point of Sale Services for the MOST EFT network in Reston, Virginia from March 1995 to March 1996.

Deanna L. Lintz – Mrs. Lintz, age 43, has been Senior Vice President – Branch Administration since March 2007.  She was previously Relationship Manager/Business Banking for M&T Bank from February 2006 to March 2007 where she managed a portfolio of commercial customers and developed new commercial business.  Ms. Lintz held a similar position at Provident Bank from September 2004 to February 2006.  Prior to September 2004, Ms. Lintz spent 14 years with Bank of America where she held a variety of positions.

Mark A. Semanie – Mr. Semanie, age 48, joined the Company in January 2010 as Senior Vice President and Chief Financial Officer.  He was previously a self employed business consultant specializing in the financial services industry from January – December 2009 and was Executive Vice President and Chief Financial Officer for Bay National Bank from October 2000 through December 2008.  Mr. Semanie passed the CPA exam in 1985 worked in Public Accounting from 1985 until 1993; he has 14 years experience as a Chief Financial Officer and 11 years working for publicly held institutions.

David L. Seyler – Mr. Seyler, age 50, joined the Company in April 2010 as Vice President/Cash Management and was promoted to Senior Vice President/Cash Management and Operations in January 2011.  Prior to April 2010,

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Mr. Seyler held the position of Vice President/Cash Management and Branch Administration with Bradford Bank for two years where he managed the Branch Administration group and was responsible for the development, management and sales of all retail and commercial products.  Mr. Seyler was a Vice President/Transaction Processing with Mercantile from 1998 to 2007 where he managed the daily operations of their Transaction Processing Department.  From 1988 to 1998 Mr. Seyler was an AVP of Operations at Provident bank.  He started his banking career as an Operations Manager with First American Bank of Washington from 1983 to 1988.

Lola B. Stokes – Mrs. Stokes, age 54, has been Senior Vice President and Compliance/CRA Director of the Bank since June 2006.  She was previously Senior Vice President in charge of Bank Secrecy Act at Provident Bank since January 2005.  Prior to that, Mrs. Stokes held the position of Vice President of Compliance at Carrollton Bank from July 2000 to January 2005.

EXECUTIVE COMPENSATION

Overview of Compensation Program

The Company’s executive compensation program is designed to:
•	Align the financial interests of the executive officers with the long-term interests of the Company’s stockholders;

•	Attract and retain high performing executive officers to lead the Company to greater levels of profitability; and

•	Motivate and incent executive officers to attain the Company’s earnings and performance goals.

The compensation program for the Company’s executive officers has four primary components:

•	base salary;

•	annual incentive awards;

•	long-term equity-based awards; and

•	employee benefits and perquisites.

The Compensation Committee has the authority to obtain the advice and assistance of legal or independent compensation consulting firms as it deems desirable or appropriate.  In developing the compensation program for 2011, the Compensation Committee conducted a review of the executive compensation program.

Our compensation philosophy is to pay conservatively competitive base salaries based on individual experience, Company and individual performance, and personal contributions to the organization and its goals.  Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity -based awards, are targeted to be competitive but depend more heavily upon Company performance than does base pay.  Total compensation and accountability are intended to increase with position and responsibility.

The Company recognizes that executives have significant influence on the overall financial results of the Company and aligns the financial interests of the executive officers with the long-term interests of the stockholders by using equity-based awards that increase in value as stockholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Company.

Base Salary
We believe that competitive base salaries are necessary to attract and retain high performing executive officers.  In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive and the executive’s past performance, as well as competitive salary practices at other financial institutions.

The Compensation Committee compared the proposed compensation of Mr. Altieri, our Chief Executive Officer, with independent published studies reflecting compensation information of the peer group commercial banking institutions participating in the study and with the compensation of executive officers of other banking institutions, based on proxy information covering institutions comparable to the Company in terms of criteria including the nature and quality of operations, or geographic proximity.  This group included financial institutions having high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 100 mile radius of Columbia, Maryland so as to include companies operating in a comparable economic climate.  No target

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was established in the comparison with this group of institutions.  A similar process was used for determining compensation of other named executive officers.  This review revealed that Mr. Altieri’s compensation is competitive with the compensation of the executive officers in the group.

Annual Incentive Plan
All of our Named Executive Officers, as defined below, participate in our bonus plan.  The bonus plan encourages executive officers to work together as a team to achieve specific annual financial goals.  The bonus plan is designed to motivate our executive officers to achieve strategic goals, strengthen links between pay and the performance of the Company and align management’s interests more closely with the interests of the stockholders.

The plan is designed to pay out a cash reward based on pre-established key performance indicators, which also has a minimum net income trigger that must be met before payouts may be made.  The key performance indicators are:

•	Growth as measured by gross loans, noninterest bearing accounts, and interest-bearing accounts and repurchase agreements;

•	Pricing/profitability as measured through net interest margin, fee and service charge income;

•	Quality as measured through non-performing assets and net charge offs; and

•	Productivity as measured through efficiency ratio.

Incentives are calculated based on budget and business plan goals as measured by the key performance indicators.  For 2011, the budgeted amounts were approved at the December 2010 meeting of the Board of Directors.  No payouts were made in 2011 based on Company performance for the year ended December 31, 2010.

Other Bonuses

In 2011, Mr. Jewell received $57,750 in performance based payments in accordance with the terms of his employment agreement.  These increases were deemed to be appropriate based upon the profitable operation of the business unit run by Mr. Jewell.

Equity Plan

The 2007 Equity Plan was approved at our 2007 annual meeting of stockholders.  All of our Named Executive Officers are eligible to receive equity awards under the 2007 Equity Plan.  The purpose of long-term compensation arrangements is to more closely align the financial interests of the executive officers with the long-term interests of our stockholders.  Vesting schedules for equity based awards also encourage officer retention.  The 2007 Equity Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, stock appreciation rights, restricted performance stock, unrestricted stock and performance unit awards, all of which increase in value as the value of our common stock increases.  No grants have been made to Named Executive Officers under the 2007 Equity Plan since 2009. The Compensation Committee recommends, in its discretion, the form and number of equity-based awards and the full Board of Directors approves the awards.  The 2007 Equity Plan prescribes that, upon a change in control, all outstanding awards automatically become fully vested upon such change in control, all restrictions, if any, with respect to such awards, will lapse, and all performance criteria, if any, with respect to such awards, will be deemed to have been met in full.   Currently, there are no outstanding awards under the 2007 Equity Plan.  The 2007 Equity Plan provides for automatic annual grants of 300 shares of unrestricted stock of the Company to each non-employee director serving on the Board of Directors on the date of the annual meeting of the stockholders. No grants were made to executive officers in 2011 under the 2007 Equity Plan as a result of the restrictions associated with the America Recovery and Reinvestment Act of 2009, discussed below, and the operating results of the Company.

Impact of Participation in Troubled Asset Relief Program
The  Emergency Economic Stabilization Act of 2008 (“EESA”) authorized the United States Department of the Treasury (“Treasury”) to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in the Troubled Asset Relief Program (“TARP”).  Treasury established the TARP Capital Purchase Program (“CPP”), which allowed Treasury to purchase debt or equity securities from stable financial institutions allowing them to increase lending in their community.  On February 13, 2009, Carrollton Bancorp issued 9,201 shares of fixed rate cumulative perpetual preferred stock, series A, liquidation value $1,000 per share (the “Series A Preferred Stock”) and a warrant to purchase 205,379 shares of common stock to Treasury pursuant to the CPP.

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The America Recovery and Reinvestment Act of 2009 imposed significant new requirements for and restrictions relating to the compensation arrangement of financial institutions that received government funds through TARP.  The restrictions apply until a participant repays the funds received through TARP.  These restrictions include: (i) a requirement that we recover any bonus payments made to senior executive officers, as defined in applicable Treasury regulations (“SEOs”), and the next 20 most highly compensated employees if the bonus payment is based on materially inaccurate financial statements or any other materially inaccurate financial metric criteria; (ii) a prohibition on our making any payment to SEOs and the next five most highly-compensated employees in connection with a departure from the Company for any reason (a “golden parachute payment”) (except for payments for services performed or benefits accrued); (iii) a prohibition on the payment or accruing of bonuses, retention awards or incentive compensation to our highest compensated employee, currently our President and Chief Executive Officer, with an exception for long-term restricted stock that does not fully vest while Treasury holds an interest in the Company and has a value not exceeding 1/3 of the employee’s annual compensation, other than payments pursuant to a written employment agreement executed on or before February 11, 2009; and (iv) a requirement that we adopt, post on our website and provide to Treasury and our regulators a company-wide excessive or luxury expenditures policy.  We are in compliance with all of these requirements.

In addition, the Compensation Committee is required to conduct a risk assessment of the Company's SEO compensation plans at least every six months, and to annually provide to Treasury and its primary regulator certification that it has taken all reasonable efforts to limit unnecessary risks posed by such plans and an explanation of how the compensation plans do not encourage unnecessary and excessive risks that threaten our value.  We have provided these certifications and explanations as required.

The following table sets forth the compensation earned by or awarded to the Company’s Chief Executive Officer, Chief Financial Officer, and the next two most highly compensated other executive officers during 2011 (the “Named Executive Officers”).

Summary Compensation Table

Named Executive Officer and principal position	Year	Salary	Bonus(1)	All Other Compensation (2)	Total
Robert A. Altieri	2011	$236,878	$ —	$15,532	$252,410
President & Chief Executive Officer	2010	$234,000	—	$16,665	$250,665
Mark A. Semanie	2011	$175,153	—	$ 1,931	$177,085
Senior Vice President & Chief Financial Officer	2010	179,998		270	$180,268
Gary M. Jewell	2011	$226,256	$57,750	$ 9,976 $14,543	$293,982
Senior Vice President	2010	$165,000	$49,500		$229,043

(1)
In 2011, Mr. Jewell received $57,750 in performance based payments in accordance with the terms of his employment agreement.  In 2010, Mr. Jewell received $49,500 in performance based payments in accordance with the terms of his employment agreement, and a $31,250 base salary increase negotiated as a component of his contract renewal.

(2)
Amounts includes 3% of Messrs. Altieri and Jewell’s salary as a safe harbor contribution and 50% of the their 401(k) plan contribution up to 6% of compensation as a matching contribution to the Bank’s 401(k) plan through June 30, 2011, compensation attributed to the portion of the premium paid by the Bank for a group term life insurance policy for coverage in excess of $50,000 and personal use of a Company vehicle.  The amount for Mr. Semanie includes compensation attributed to the portion of the premium paid by the Bank for a group term life insurance policy for coverage in excess of $50,000.  None of the values of individual benefits and perquisites exceeded $25,000.

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Outstanding Equity Awards At 2011 Fiscal Year End

The following table shows all outstanding equity awards held by Named Executive Officers as of December 31, 2011:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Robert A. Altieri	8,400	12.667	7/25/2012
	10,000	14.500	12/15/2015

Gary M. Jewell	1,650	12.667	7/25/2012
	5,000	16.020	7/22/2014
	5,000	14.500	12/15/2015
	5,000	17.160	12/31/2016

Employment Agreements
On February 13, 2009, as part of the CPP, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Purchase Agreement”), with Treasury, pursuant to which the Company issued 9,201 shares of Series A Preferred Stock and a warrant to purchase 205,379 shares of the Company’s common stock.

Under the terms of EESA, in order for the Company to participate in the CPP each SEO of the Company and the Bank signed a waiver pursuant to which they voluntarily waived any claim against the United States or the Company for any changes to his or her compensation or benefits that are required to comply with the regulation issued by the Treasury Department as published in the Federal Register on October 20, 2008.  Each SEO Employment Agreement was amended to: (a) incorporate all provisions required for compliance with the executive compensation provisions and regulations of the EESA (the “EESA Executive Compensation Provisions”); and (b) modify such provisions of such SEO Employment Agreements which are inconsistent with or in violation of the EESA Executive Compensation Provisions and the regulations promulgated thereunder, to the extent necessary to comply with the EESA Executive Compensation Provisions and the regulations promulgated thereunder.

Without limiting the generality of the foregoing, the provisions of Section 6 of each SEO Employment Agreement were modified to provide that anything contained therein to the contrary notwithstanding, the Company or the Bank, as applicable, or any “acquiring institution” (as such term is used in each of the SEO Employment Agreements) would not be required to make any payment or provide any benefit to the SEO which would constitute a “golden parachute payment” in violation of Section 111(b)(2)(C) of EESA and the regulations promulgated thereunder.  The amendments to the SEO Employment Agreements will cease to be of any force or effect if and when Treasury ceases to hold an equity or debt position in the Company acquired under the CPP and the Company and the Bank are no longer required to comply with the relevant provisions of the EESA and the regulations promulgated thereunder.

On August 1, 2007, the Company and the Bank (which for purposes of such employment agreement are referred to as the “Bank”) entered into an employment agreement with Robert A. Altieri, President and Chief Executive Officer.  The term of the agreement began on August 1, 2007 and initially was effective for three years.  Mr. Altieri and the Bank extended the agreement for one year on August 1, 2010; the agreement expired by its terms on August 1, 2011 and, therefore, Mr. Altieri currently serves as President and CEO on an at-will basis.

Under the terms of the agreement, Mr. Altieri was entitled to a minimum annual base salary of $234,000, and could receive an annual cash bonus not to exceed 40% of his base salary as determined by the Compensation Committee based on defined goals and objectives established by the foresaid committee and the Board of Directors.  In addition, Mr. Altieri was entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car.  The agreement also provided for severance payments in the event that the Bank terminated Mr. Altieri without cause or in the case of termination as a result of any sale of the Bank

Carrollton Bancorp Proxy - Page 16

As a result of the expiration of the employment agreement in August 2011, Mr. Altieri currently serves as our President and Chief Executive Officer on at at-will basis.  Under the terms of his current employment arrangement, Mr. Altieri is entitled to an annual base salary currently set at $223,300, a bonus in an amount as determined by the Compensation Committee and the Board of Directors, and to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and to use of a Bank-owned car

On June 8, 2010, the Bank entered into an amended and restated employment agreement with Gary M. Jewell, Senior Vice President, Electronic Banking.  The term of the agreement is considered to have begun on June 8, 2007, the effective date of Mr. Jewell’s original employment agreement, and terminates on December 31, 2013.  The agreement provides for an annual base salary of $165,000, subject to annual review and increase by the Board of Directors, and Mr. Jewell may also receive a cash or non-cash bonus to be determined by the Board of Directors.  In addition, Mr. Jewell will receive a cash bonus if the Bank’s annual Point of Sale revenue during the calendar year is equal to or exceeds $1.0 million.  The bonus ranges from 25% of the gross revenues from Point of Sale transactions if such revenues equal at least $1,000,000 and less than $1.3 million and up to 35% of the gross revenues of Point of Sale transactions for revenues exceeding $2.0 million in any calendar year.  Mr. Jewell is also entitled to participate in such other bonus, incentive, and other executive compensation programs as are made available to the Bank’s senior management and all other benefits made available to similarly situated employees, and is entitled to a Bank-provided car.  The agreement terminates upon Mr. Jewell’s death or by mutual written agreement, or upon Mr. Jewell’s permanent disability, as described in the agreement.  In addition, Mr. Jewell may terminate the agreement for any reason with 30 days’ notice, and the Bank can terminate the agreement for cause as described in the agreement or without cause upon 30 days’ notice.  If the Bank terminates Mr. Jewell without cause and a change in control, as defined in the agreement, has not occurred, he will be entitled to receive his then current monthly salary for 24 months and at the expiration of such 24- month period, he shall receive for the next six months 65% of the monthly salary he was receiving at the time of his termination.  Mr. Jewell will also be entitled to continue participation in all Bank-sponsored benefit plans he was participating in at the time of his termination, to the extent such participation is permitted under applicable law, rules and regulations.  If the Bank terminates the agreement without cause and a change in control has occurred or in connection with the anticipation of a change in control, Mr. Jewell is entitled to a lump sum payment equal to the excess of (i) 2.99 times his average annual compensation over (ii) the aggregate present value, as determined for federal income tax purposes, of all other payments to Mr. Jewell in the nature of compensation that are treated for federal income tax purposes as contingent on the change in control.  The agreement also includes confidentiality, non-compete and non-solicitation provisions.  Mr. Jewell is also required to conduct a search for an additional person to be hired by the Bank who Mr. Jewell believes can succeed him and to train such person during the term of the agreement.

In addition, in May 2011 the Company and the Bank entered into an executive retention agreement with Mr. Jewell pursuant to which Mr. Jewell was granted 10,000 restricted shares of the Company’s common stock.  The shares of restricted stock vest, and any restrictive legends will be removed, on February 28, 2013, provided that if the Company or the Bank merges with or is sold to another entity, the shares of restricted stock will vest, and any restrictive legends will be removed, immediately prior to the effective date of any such merger or sale.  Mr. Jewell will not be entitled to receive the shares of restricted stock if his employment is terminated for cause, as defined in his employment agreement, or he voluntarily terminates his employment prior to the award of such shares.  Further, if Mr. Jewell voluntarily terminates his employment or Mr. Jewell is terminated for cause, any shares not vested revert back to the Company.

Mr. Jewell’s employment agreement has been amended as described above under “Impact of Participation in Troubled Asset Relief Program.”

The Company has a contributory thrift plan (“Thrift Plan”) qualifying under Section 401(k) of the Internal Revenue Code.  Employees with three months of service are eligible for participation in the Thrift Plan.  Prior to June 2011, participants that had been employed at the Company for one year received a Company contribution of 3% of the employee’s salary to the Thrift Plan for the employee’s benefit.  Also, the Company matched 50% of the employee’s 401(k) contribution up to 6% of the employee’s compensation. These Company contributions were suspended effective June 1, 2011.  All Named Executive Officers participated in the Thrift Plan in 2011 and received matching funds.  Such amounts attributable to each Named Executive Officer are included in all other compensation in the summary compensation table.

Potential Payments Upon Termination
The table below represents the lump sum maximum amount Gary M. Jewell would have been eligible to receive under his employment agreement upon a change in control or if his employment was terminated under one of the various scenarios described below as of December 31, 2011.  Benefits payable under the Company’s defined

Carrollton Bancorp Proxy - Page 17

benefit/pension plan or 401(k) Plan are not included.  Also, the amounts shown in this table do not reflect the termination payment limitations pursuant to our participation in the TARP CCP which will have the effect of reducing or eliminating any severance and change in control payments which we may make to the Named Executive Officers for so long as we remain subject to such limitations.

Name	Quit/Termination for Cause ($)	Involuntary Termination Not For Cause ($)	Change in Control ($)
Gary M. Jewell	—	437,259	666,022

Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction by publicly held companies for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, to the extent that total compensation exceeds $1 million per covered officer in any taxable year.  A provision of EESA and Treasury Department regulations now limit the Company’s tax deduction for compensation paid to any SEO to $500,000 annually.  The $1 million limitation previously applied only to compensation which was not considered to be performance-based.  Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under the 2007 Equity Plan qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of “outside directors” as defined under Section 162(m).  As discussed above, however, a provision of EESA eliminated the exclusion for performance-based compensation for purposes of Section 162(m) for the Company.

While we anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m), based on the provisions of EESA, such compensation will nevertheless be taken into account for purposes of the $500,000 limitation.  Accordingly, all compensation deemed paid with respect to those stock options should no longer be deductible by us without limitation under Section 162(m) of the Internal Revenue Code.  Compensation paid by us in connection with restricted stock, restricted performance stock, unrestricted stock and performance unit awards may be taken into account for purposes of the $500,000 limitation unless the non-employee director or key employee is not subject to Section 162(m) at the time the compensation is taken into account for purposes of Section 162(m).

During 2011, none of the Company’s SEOs received total compensation in excess of $500,000 and accordingly, all compensation paid to the Company’s SEOs should be deductible by the Company without limitation under Section 162(m) of the Internal Revenue Code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During the past year the Company, through the Bank, has had banking transactions in the ordinary course of its business with: (i) its directors and nominees for directors; (ii) its executive officers; (iii) its 5% or greater stockholders; (iv) members of the immediate family of its directors, nominees for directors or executive officers and 5% stockholders; and (v) the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with unrelated persons.  The extensions of credit by the Company, through the Bank, to these persons have not had and do not currently involve more than the normal risk of collectability or present other unfavorable features.  Outstanding loans exist to Robert J. Aumiller, David P. Hessler, Charles E. Moore, Jr., and William C. Rogers, III and their related companies which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not considered insiders, and did not involve more than the normal risk of collectability or present other unfavorable features.  At December 31, 2011, the balance of loans outstanding to directors, executive officers, owners of 5% or more of our outstanding common stock, and their associates, including loans guaranteed by such persons, aggregated $2,635,657 which represented approximately 8.06% of the Company’s equity capital accounts.

William C. Rogers, III, a director of both the Company and the Bank, is a partner of the law firm of Rogers, Moore and Rogers, which performs legal services for the Bank, and Bank subsidiaries (Carrollton Financial Services, Inc., Carrollton Mortgage Services, Inc. and Carrollton Community Development Corporation). Management believes that the terms of these transactions, which totaled approximately $184,345 in 2011, were at least as favorable to the Company as could have been obtained elsewhere.

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Albert R. Counselman, a director of both the Company and the Bank, is President and Chief Executive Officer of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage firm through which the Company, the Bank, and Bank subsidiaries place various insurance policies.  The Company and the Bank paid total premiums for insurance policies placed by Riggs, Counselman, Michaels & Downes, Inc. in 2011 of approximately $195,326.  Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.

Robert J. Aumiller, a director of both the Company and the Bank, is President and General Counsel for Mackenzie Commercial Real Estate Services, a brokerage and real estate development firm, through which the Company and the Bank paid approximately $2,497 in 2011 for appraisal, construction, brokerage and property management services.  Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.

We use the following guidelines to determine the impact of a credit relationship on a director’s independence.  We consider extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence.  In other words, we do not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Company with other persons not related to the lender.  Such loans also may not involve more than the normal risk of repayment or present other unfavorable features.  Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems).  The Audit Committee must review and approve any credit to a director or his or her related interests and submit such transaction to the full Board of Directors for approval.

In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O.  We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

AUDIT COMMITTEE REPORT
The Audit Committee has (1) reviewed and discussed the Company’s audited financial statements with management and representatives of Rowles & Company, LLP, the Company’s independent registered public accounting firm; (2) discussed with Rowles & Company, LLP all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (3) received and reviewed the written disclosures and the letter from Rowles & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee:

Charles E. Moore, Jr., Chairman
Harold I. Hackerman
William L. Hermann
Howard S. Klein
Bonnie L. Phipps
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The federal securities laws require that Carrollton Bancorp’s directors and executive officers and persons holding more than ten percent of its outstanding shares of common stock report their ownership and changes in such ownership to the Securities and Exchange Commission and Carrollton Bancorp.  Based solely on its review of the copies of such reports, we believe that, for the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis.

Carrollton Bancorp Proxy - Page 19

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the accounting firm of Rowles & Company, LLP, to serve as independent registered public accounting firm for the Company for 2012.  Rowles & Company, LLP has served as independent auditors for the Company since 1955.  No qualified opinions have been issued during such engagement.  A representative of Rowles & Company, LLP will be present at the 2012 Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Audit Fees and Services

The following table presents fees for professional services rendered by Rowles & Company, LLP for the years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees	$89.420	$117,360
Audit – Related Fees	14.700	14,032
Tax Fees	14.032	16,600
Total	$118,152	$147,992

Audit services of Rowles & Company, LLP for 2011 and 2009 consisted of professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Forms 10-Q.  “Audit- Related Fees” incurred in 2011 and 2010 include charges related to the Company’s defined benefit plan audit and the Company’s 401(K) plan audit.  “Tax Fees” in 2011 and 2010 represent income tax return preparation and advice.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services in compliance with Section 10A(i)(1) of the Exchange Act.  The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles & Company, LLP.

A majority of the votes cast at the annual meeting is required for approval of the ratification of the appointment of Rowles & Company, LLP as the Company’s independent registered public accounting firm for 2012 as set forth in this Proposal 2.  Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 2.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Rowles & Company, LLP and may retain that firm or another firm without resubmitting the matter to our stockholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends a vote “FOR” ratification of Rowles & Company, LLP, as the Company’s independent registered public accounting firm for 2012.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As a participant in the CPP, we are required to seek stockholder approval of the following non-binding resolution:

RESOLVED, that the stockholders of Carrollton Bancorp approve the compensation paid to the Company’s executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission in the Proxy Statement for the 2012 Annual Meeting of Stockholders, including the compensation tables and the related narratives therein.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders.  We also believe that both the Company and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The resolution described above, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

Carrollton Bancorp Proxy - Page 20

We did not pay any cash bonus to our CEO or any of our other SEOs for 2011, 2010 or 2009 except for the payment of a cash bonus in 2011, 2010 and 2009 to one SEO based on the Point of Sale revenue that we have actually received.

Currently, each of the Company’s SEO’s annual compensation is less than $500,000.  We instituted a salary freeze for all SEOs in 2009 and therefore did not increase any of their base salaries during 2011 other than Mr. Jewell’s as a component of his contract renewal.  Mr. Altieri and Mr. Semanie voluntarily accepted a 5% salary reduction in 2011. We will reevaluate this decision in 2012.

We use stock options and restricted stock as long-term incentives because we want to enhance the alignment between stockholder interest and executive compensation.  There was a grant of 600 shares of stock to Mr. Semanie in 2010 when he was hired. Otherwise there were no grants of stock or options to our CEO or any of our other SEOs in 2011, 2010 or 2009.

As evidence of the greater alignment with stockholders’ interest mentioned above, the value of the incentive stock options previously granted to our SEOs has declined as our stock price declined.

We encourage you to closely review our Executive Compensation discussion in this proxy statement.  Because the vote is advisory, it will not be binding upon our Board of Directors.  However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

A majority of the votes cast at the Annual Meeting is required for approval of this proposal.  Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 3.

The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding advisory vote on the compensation of the Company’s executives as described in the Proxy Statement for the 2012 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
Stockholder proposals to be included in the proxy materials for the 2013 annual meeting of the Company’s stockholders must, in compliance with SEC Rule 14a-8 (which concerns stockholder proposals that are requested to be included in a company’s proxy statement), be received in written form at our executive offices on or before November 30, 2012.  In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of the Company by Certified Mail – Return Receipt Requested.

Pursuant to the proxy rules under the Exchange, stockholders are notified that to be timely, the notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2013 annual meeting of stockholders must be delivered or mailed to the Secretary of Company between February 7, 2012 and March 9, 2013, unless the date of the 2013 annual meeting of stockholders is advanced more than 30 days before or is delayed more than 60 days after May 8, 2013, in which case to be timely such notice must be received no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.  As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in the Company’s proxy related to the 2013 annual meeting of stockholders.

In addition, to any other applicable requirements, for nominations for election to the Board of Directors outside of the procedures established by the Nominating Committee for consideration by the committee for candidates as Board nominees for directors, and even if the nomination is not to be included in the Proxy Statement, pursuant to our Bylaws, the stockholder must deliver or mail notice in writing to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or is delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.  Such notice must comply with the other requirements set forth in our Bylaws.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This is known as “householding.”

We are delivering only one Annual Report and Proxy Statement to stockholders sharing an address and who have the same last name or who we believe to be members of the same family, unless contrary instructions have been received from the affected stockholders. Most banks and brokers also are delivering only one copy of our annual

Carrollton Bancorp Proxy - Page 21

report and the Proxy Statement to consenting street-name stockholders (who own shares in the name of a bank, broker or other holder of record on our books maintained by our transfer agent) who share the same address.

Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  Therefore, if you share the same last name and address with one or more stockholders, from now on, unless we receive contrary instructions from you (or from one of these other stockholders), you and all other stockholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting, proxy statement we file and deliver in connection with any other meeting of stockholders, proxy statement combined with a prospectus or information statement.  We will include with the household materials for our annual meetings, or any other stockholders’ meeting, a separate Notice of Annual Meeting and proxy card for each registered stockholder who shares your last name and lives at your home address.

If you do not wish to participate in the householding program and would prefer to receive separate proxy materials in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please contact our transfer agent, American Stock Transfer & Trust Company, or, if you hold your shares in street name, your bank, broker or other record holder.  You may contact American Stock Transfer & Trust Company at 1-800-937-5449 or 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 to “opt-out” or revoke your consent.  If you “opt-out” or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Company’s proxy statement, annual report and other future stockholder mailings.  We will deliver promptly upon oral or written request to our transfer agent a separate copy of our current Annual Report and this Proxy Statement to any security holder at a shared address to which a single copy of such documents was delivered in connection with the Annual Meeting.

To View the Annual Report and Proxy Materials Online go to:
http://www.carrolltonbank.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

OTHER MATTERS
The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.

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ANNUAL MEETING OF STOCKHOLDERS OF

CARROLLTON BANCORP

May 8, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.carrolltonbank.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

Please sign,  date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED IN
ITEM NO. 1, AND “FOR” ITEMS NO. 2. AND NO. 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

						FOR	AGAINST	ABSTAIN
				2.	Ratification of Rowles & Company, LLP: Ratification	☐	☐	☐
1.	Election of Directors:				of the appointment of Rowles & Company, LLP, as
		NOMINEES:			the Independent Registered Public Accounting Firm,
☐	FOR ALL NOMINEES	m	Albert R. Counselman		to audit the financial statements of Carrollton Bancorp
		m	David P. Hessler		for 2012.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m	Bonnie L. Phipps
☐	FOR ALL EXCEPT (See instructions below)			3.
To consider and approve the following advisory (non-binding) proposal:  RESOLVED:  that the stockholders of Company approve the compensation of the Company’s executives as described in the Summary Compensation Table as well as the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2012 Annual Meeting of the Stockholders.
						☐	☐	☐

				4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ☒

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registerd name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CARROLLTON BANCORP
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CARROLLTON BANCORP

The undersigned stockholder(s) of Carrollton Bancorp, a Maryland corporation (the “Company”), hereby appoints Steven K. Breeden, Harold I. Hackerman and Howard S. Klein, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 7151 Columbia Gateway Drive, Suite A., Columbia, Maryland on May 8, 2012, at 10:00 a.m., prevailing local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement dated March 30, 2012 and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director and “for” each of the other proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)